Exhibit 12


                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

               Computation of Ratio of Earnings to Fixed Charges

                                                 (Thousands of Dollars)
                             --------------------------------------------------------------
                             Three
                             Months
                             Ended
                             March 31,                Year Ended December 31
                                       ------------------------------------------
                               2000        1999        1998      1997      1996      1995
                             --------  ----------  ----------  --------  --------  --------

Earnings Before Income Taxes
  and Fixed Charges:

  Income from continuing
    operations before
    income taxes             $276,000  $  904,100  $  905,500  $733,800  $575,600  $396,600

  Deduct/add equity in
    undistributed
    (earnings)/loss of
    fifty-percent-or-
    less-owned companies       (4,640)    (18,720)    (24,070)  (19,470)  (12,310)  (17,770)

  Add interest on
    indebtedness, net          39,370     121,520     115,700    94,780    78,790    78,350

  Add amortization of debt
    expense                       310       1,350       2,130     2,310     1,400     1,930

  Add estimated interest
    factor for rentals          4,630      16,080      11,430     9,270     7,120     5,870
                             --------  ----------  ----------  --------  --------  --------
  Earnings before income
    taxes and fixed charges  $315,670  $1,024,330  $1,010,690  $820,690  $650,600  $464,980
                             ========  ==========  ==========  ========  ========  ========

Fixed Charges:

  Interest on indebtedness   $ 41,190  $  129,860  $  119,750  $ 97,910  $ 81,250  $ 81,410

  Amortization of debt
    expense                       310       1,350       2,130     2,310     1,400     1,930

  Estimated interest factor
    for rentals                 4,630      16,080      11,430     9,270     7,120     5,870
                             --------  ----------  ----------  --------  --------  --------

                             $ 46,130  $  147,290  $  133,310  $109,490  $ 89,770  $ 89,210
                             ========  ==========  ==========  ========  ========  ========

Ratio of earnings to fixed
  charges                         6.8         7.0         7.6       7.5       7.2       5.2
                                  ===         ===         ===       ===       ===       ===